Exbhbit 23.1

E K S & H
7979 E. Tufts Avenue, Suite 400
EHRHARDT - KEEFE
Denver, Colorado 80237-2813
STEINER - HOTTMAN PC
P: 303-740-9400 F: 303-740-9009

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to this Registration Statement on Form S-3 of Enservco Corporation and subsidiaries (the “Company”) of our report dated March 20, 2014 relating to the consolidated balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended incorporated by reference into this registration statement.

/s/ E K S & H LLP
E K S & H LLP

April 16, 2014
Denver, Colorado